AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE



             AMCAST COMPLETES THE SALE OF ITS FLOW CONTROL BUSINESS


DAYTON, OHIO, August 2, 2004 - Amcast Industrial Corporation, (AICO.OB) announced today that it has completed the sale of most of the assets of its Flow Control operation. The sale was made to a U.S. subsidiary of the Dutch group Aalberts Industries N.V. (Amsterdam: AALB).

The sale included the businesses of Elkhart Plumbing (Elkhart, Indiana & Fayetteville, Arkansas), Elkhart Industrial (Geneva, Indiana), and Amcast Industrial Ltd. (Burlington, Ontario).

This asset sale was made in order to comply with provisions of the Company's loan agreements. The net proceeds of approximately $54 million will be used to reduce debt.

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. The remaining businesses include Engineered Components and Lee Brass. The company serves the automotive, construction, and industrial sectors of the economy.

Contact--
Media and Investors:  Michael Higgins 937/291-7015